Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Tom Minichiello Chief Financial Officer Westell Technologies, Inc. 630.375.4740 tminichiello@westell.com

Westell Technologies Reports First Quarter Revenue of $22.5 million
Kentrox acquisition and new wireless products lift revenues

AURORA, Ill., July 31, 2013 – Westell Technologies, Inc. (NASDAQ: WSTL), a global leader of intelligent site and outside plant solutions, today announced results for its fiscal 2014 first quarter ended June 30, 2013.
Consolidated revenue was $22.5 million. Revenue was driven by growing sales of wireless products from the Westell segment combined with very strong sales of intelligent site management solutions from the Kentrox segment. The Company completed the acquisition of Kentrox on April 1, 2013.
On a GAAP basis, the Company recorded a net loss in the quarter ended June 30, 2013 of $2.8 million or $0.05 per share, compared to a net loss of $1.7 million or $0.03 per share in the year-ago quarter. On a non-GAAP basis, the Company recorded adjusted net income of $0.7 million or $0.01 per share, compared to a non-GAAP net loss of $2.7 million or $0.04 per share in the year-ago quarter. Please refer to the schedule at the end of this release for a complete GAAP to non-GAAP reconciliation and other information related to non-GAAP measures.
Cash and short-term investments were $82.9 million at June 30, 2013 , compared to $115.1 million at March 31, 2013. During the quarter, the Company used $28.8 million to complete the Kentrox acquisition.
“We are off to a great start in fiscal 2014 with a very strong performance from our new Kentrox segment coupled with continued rapid growth of Westell's wireless product lines,” said Chairman and CEO Rick Gilbert. “We have now completed the integration of Kentrox, marketing, sales, and customer service organizations and we fully expect to build on the success we achieved this quarter.”

Kentrox Segment
Kentrox segment revenue was $12.0 million in the quarter ended June 30, 2013. On a pro-forma basis, segment revenue increased 103% from $5.9 million in the year-ago quarter, driven primarily by new large deployments with domestic customers. Gross profit was $5.2 million and gross margin was 43.5% which, on a pro-forma basis, compares to $2.2 million or 37.4% in the year-ago quarter. The margin improvement was due to the higher revenues and a more favorable product mix. Kentrox segment operating expenses were $4.7 million, compared to pro-forma operating expenses of $4.3 million in the year-ago quarter. As a result, Kentrox segment operating profit was $0.5 million, compared to a pro-forma operating loss of $2.1 million in the year-ago quarter.

Westell Segment
Westell segment revenue was $10.5 million in the quarter ended June 30, 2013, up 11% from $9.4 million in the year-ago quarter, driven by increased wireless product revenue, primarily distributed antenna systems (DAS) and tower-mounted amplifier (TMA) products. Gross profit was $3.6 million and gross margin was 34.0%, compared to $2.8 million and 29.4% in the year-ago quarter. The improved margin was due to higher revenue and lower inventory charges. Westell segment operating expenses were $5.1 million, compared to $4.9 million in the year-ago quarter. As a result, Westell segment operating loss was $1.6 million, compared to an operating loss of $2.2 million in the year-ago quarter.

Conference Call Information
Management will address financial and business results during its first quarter conference call on Thursday, August 1, 2013, at 9:30 AM Eastern Time. Participants may register for the call at http://www.conferenceplus.com/westell. After doing so, they will receive a dial-in number, a passcode, and a personal identification number (PIN) that automatically joins them to the audio conference. Those who do not wish to register may participate in the call by dialing 888-206-4065 no later than 9:15 AM Eastern Time and using confirmation number 35191979. International participants may dial 630-827-5974.

This news release and related information that may be discussed on the conference call will be posted on the Investor News section of Westell's website: http://www.westell.com. An archive of the entire call will be available on the site via Digital Audio Replay by approximately noon Eastern Time after the call ends. The replay of the conference also may be accessed by dialing 888-843-7419 or 630-652-3042 and entering 8567465.
About Westell Technologies
Westell Technologies, Inc., headquartered in Aurora, Illinois, is a global leader of intelligent site and outside plant solutions focused on the high value/growth edge and access networks. The comprehensive solutions Westell provides enable service providers, industrial customers, tower operators, home network users, and other network operators to reduce operating costs while improving network performance. With millions of products successfully deployed worldwide, Westell is a trusted partner for transforming networks into high quality, reliable systems. For more information, please visit www.westell.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained herein that are not historical facts or that contain the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “may,” “will,” “plan,” “should,” or derivatives thereof and other words of similar meaning are forward-looking statements that involve risks and uncertainties.  Actual results may differ materially from those expressed in or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, product demand and market acceptance risks, need for financing and capital, economic weakness in the United States (“U.S.”) economy and telecommunications market, the effect of international economic conditions and trade, legal, social and economic risks (such as import, licensing and trade restrictions), the impact of competitive products or technologies, competitive pricing pressures, customer product selection decisions, product cost increases, component supply shortages, new product development, excess and obsolete inventory, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the ability to successfully consolidate and rationalize operations, the ability to successfully identify, acquire and integrate acquisitions, the effect of the Company's accounting policies, retention of key personnel and other risks more fully described in the Company's SEC filings, including the Form 10-K for the fiscal year ended March 31, 2013, under Item 1A - Risk Factors.  The Company undertakes no obligation to publicly update these forward-looking statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, or otherwise.

Financial Tables to Follow:

Westell Technologies, Inc.
Condensed Consolidated Statement of Operations
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2013	2012
Revenue	$22,456	$9,418
Gross profit	8,776	2,773
Gross margin	39.1%	29.4%
Operating expenses:
Sales & marketing	3,418	1,875
Research & development	2,699	1,517
General & administrative	3,572	2,579
Restructuring	66	92
Intangibles amortization	1,622	208
Total operating expenses	11,377	6,271
Operating income (loss)	(2,601)	(3,498)
Other income (loss)	(130)	84
Income (loss) before income taxes and discontinued operations	(2,731)	(3,414)
Income tax benefit (expense)	(19)	1,247
Net income (loss) from continuing operations	(2,750)	(2,167)
Income (loss) from discontinued operations, net of income tax (1)	(14)	427
Net income (loss)	$(2,764)	$(1,740)
Basic earnings per share:
Net income (loss) from continuing operations	$(0.05)	$(0.03)
Net income (loss) from discontinued operations	—	0.01
Net income (loss) (2)	$(0.05)	$(0.03)
Diluted earnings per share:
Net income (loss) from continuing operations	$(0.05)	$(0.03)
Net income (loss) from discontinued operations	—	0.01
Net income (loss) (2)	$(0.05)	$(0.03)
Average number of common shares outstanding:
Basic	58,521	62,510
Diluted	58,521	62,510

(1)	In the first quarter of fiscal year 2014, the Company discontinued the operations of its Customer Networking Solutions (CNS) segment.

(2)	Per share amounts may not sum to totals because of rounding.

Westell Technologies, Inc.
Condensed Consolidated Balance Sheet
(Amounts in thousands)
(Unaudited)

	June 30, 2013	March 31, 2013
Assets:
Cash and cash equivalents	$62,871	$88,233
Restricted cash	2,000	2,500
Short-term investments	17,993	24,349
Accounts receivable, net	12,881	6,689
Inventories	17,103	12,223
Prepaid expenses and other current assets	2,089	1,804
Assets held-for-sale	1,044	—
Total current assets	115,981	135,798
Property and equipment, net	1,247	1,081
Goodwill	7,971	—
Intangibles, net	20,402	5,063
Other assets	441	495
Total assets	$146,042	$142,437
Liabilities and Stockholders’ Equity:
Accounts payable	$6,906	$4,126
Accrued expenses	5,282	3,953
Deferred revenue	859	—
Total current liabilities	13,047	8,079
Deferred revenue long-term	513	—
Contingent consideration long-term	2,135	2,333
Other long-term liabilities	1,922	948
Total liabilities	17,617	11,360
Total stockholders’ equity	128,425	131,077
Total liabilities and stockholders’ equity	$146,042	$142,437

Westell Technologies, Inc.
Condensed Consolidated Statement of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three months ended June 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(2,764)	$(1,740)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,775	340
Stock-based compensation	351	381
Restructuring	66	92
Deferred taxes	—	(974)
Other	93	1
Changes in assets and liabilities:
Accounts receivable	(2,009)	(360)
Inventory	165	(140)
Accounts payable and accrued expenses	381	(300)
Deferred revenue	(1,513)	(58)
Other	347	(427)
Net cash provided by (used in) operating activities	(3,108)	(3,185)
Cash flows from investing activities:
Net purchases of short-term investments and debt securities	6,356	(1,137)
Payment for business acquisitions	(28,770)	(2,524)
Purchases of property and equipment, net	(83)	(51)
Changes in restricted cash	500	(1)
Net cash provided by (used in) investing activities	(21,997)	(3,713)
Cash flows from financing activities:
Purchase of treasury stock	(297)	(5,115)
Proceeds from stock options exercised	57	21
Net cash provided by (used in) financing activities	(240)	(5,094)
Effect of exchange rate changes on cash	(17)	(21)
Net increase (decrease) in cash	(25,362)	(12,013)
Cash and cash equivalents, beginning of period	88,233	120,832
Cash and cash equivalents, end of period	$62,871	$108,819

Westell Technologies, Inc.
Segment Statement of Operations
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30, 2013
	Westell	Kentrox	Unallocated	Total
Revenue	$10,452	$12,004	$—	$22,456
Gross profit	3,557	5,219	—	8,776
Gross margin	34.0%	43.5%		39.1%
Operating expenses:
Sales & marketing	2,086	1,332	—	3,418
Research & development	1,712	987	—	2,699
General & administrative	1,097	931	1,544	3,572
Restructuring	—	66	—	66
Intangibles amortization	234	1,388	—	1,622
Total operating expenses (1)	5,129	4,704	1,544	11,377
Operating income (loss)	$(1,572)	$515	(1,544)	(2,601)
Other income (loss)			(130)	(130)
Income (loss) before income taxes before discontinued operations			(1,674)	(2,731)
Income tax benefit (expense)			(19)	(19)
Net income (loss) from continuing operations			$(1,693)	$(2,750)

	Three Months Ended June 30, 2012
	Westell	Unallocated	Total
Revenue	$9,418	$—	$9,418
Gross profit	2,773	—	2,773
Gross margin	29.4%		29.4%
Operating expenses:
Sales & marketing	1,875	—	1,875
Research & development	1,517	—	1,517
General & administrative	1,248	1,331	2,579
Restructuring	92	—	92
Intangibles amortization	208	—	208
Total operating expenses (2)	4,940	1,331	6,271
Operating income (loss)	$(2,167)	(1,331)	(3,498)
Other income (loss)		84	84
Income (loss) before income taxes before discontinued operations		(1,247)	(3,414)
Income tax benefit (expense)		1,247	1,247
Net income (loss) from continuing operations		$—	$(2,167)

(1)	Includes $0.4 million and $1.4 million of depreciation and amortization expense from the Westell and Kentrox segments, respectively.

(2)	Includes $0.3 million of depreciation and amortization expense from the Westell segment.

Westell Technologies, Inc.
Reconciliation of GAAP to non-GAAP Financial Measures
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2013	2012
GAAP net income (loss)	$(2,764)	$(1,740)
Adjustments:
Inventory fair value step-up (1)	766	—
Deferred revenue adjustment (1)	647	—
Amortization of intangibles (2)	1,622	208
Income tax benefit (3)	—	(983)
Restructuring (4)	66	92
Stock based compensation (5)	351	375
(Income) loss from discontinued operations, pre-tax (6)	14	(701)
Total adjustments	3,466	(1,009)
Non-GAAP net income (loss)	$702	$(2,749)
GAAP net income (loss) per common share:
Basic	$(0.05)	$(0.03)
Diluted	$(0.05)	$(0.03)
Non-GAAP net income (loss) per common share:
Basic	$0.01	$(0.04)
Diluted	$0.01	$(0.04)
Average number of common shares outstanding:
Basic	58,521	62,510
Diluted	59,106	62,510
The Company conforms to U.S. Generally Accepted Accounting Principles (GAAP) in the preparation of its financial statements. This schedule reconciles the Company's GAAP net income to adjusted net income on a non-GAAP basis. The adjustments share one or more of the following characteristics: they are unusual and the Company does not expect them to recur in the ordinary course of its business; they do not involve the expenditure of cash; they are unrelated to the ongoing operation of the business in the ordinary course; or their magnitude and timing is largely outside of the Company's control. Management believes that these non-GAAP results provide meaningful supplemental information to investors and indicate the Company's core performance and that they facilitate comparison of results across reporting periods. The Company uses these non-GAAP measures when evaluating its financial results. Non-GAAP measures should not be viewed as a substitute for the Company's GAAP results.

(1)
On April 1, 2013, the Company purchased Kentrox which required the step-up of certain assets to fair value, which resulted in cost that will not recur once those assets have fully settled. The adjustments remove the increased costs associated with the third-party sales of inventory that was stepped-up and the step-down on acquired deferred revenue that was recognized in the first quarter of fiscal year 2014.

(2)	Amortization of intangibles is a non-cash expense arising from the acquisition of intangible assets.

(3)
The Company is in a full valuation allowance in fiscal year 2014. The adjustment removes the tax benefits recorded in fiscal year 2013 to reflect the tax result had the Company been in a full valuation allowance in fiscal year 2013.

(4)	Restructuring expenses are not directly related to the ongoing performance of our fundamental business operations.

(5)	Stock-based compensation is a non-cash expense incurred in accordance with share-based compensation accounting.

(6)	In the first quarter of fiscal year 2014, the Company discontinued the operations of the CNS segment. Historical results of operations of the CNS division are presented as discontinued operations.